Exhibit 10.14

21 February 2001

Mr. M. Terry Riggs, Dir. Res. & Eng./C.E.O.
Mr. Randy Thornton, President
Apollo Research Corporation
2640 North America Drive
West Seneca, N.Y. 14224

Re:	Purchase Order No. CFC/02-21-01 For 750 HDI Arterial PulseWave™ Sensors (ARC Model #7013) Per ARC Quotation No. 138 (1/29/2001)

Dear Terry and Randy:

Reference is made to your Apollo Research Corp. (“ARC”) letter dated 26 January 2001 in which you state that “... Apollo will run out of money by the end of April 2001 and will be forced to discontinue operations at that time.” As you know, HDI is just launching the CVProfilor™ DO-2020 CardioVascular Profiling System (“C-VPS”) and the HDI Arterial PulseWave™ Sensor is a key component of this product. Since the C-VPS products are closely regulated, a change from having ARC (which presently is HDI’s sole vendor) fabricate the Sensor could evoke a great deal of re-testing and re-certification activities which might take considerable time and funding, as well as uncertainty until such is accepted by the regulatory agencies including the FDA, TÜV Product Services, and the Japanese M.H.& W.

I understand from our telephone discussions during the last few weeks that it should be possible for ARC to remain in business for some time after April 2001 if it is possible for you to generate additional revenue. Further, if ARC remained in business somewhat longer, it is possible that ongoing projects might lead to bringing a product to market and/or purchase orders from others which might allow ARC to avoid going out of business. At my request, you drafted and forwarded to me ARC Quotation No. 138 dated 1/29/2001 and signed by Dave Jaros. Toward a goal of assisting ARC to remain in business and to insure a supply of Sensors (even though HDI has about 300 presently in inventory), HDI has decided to place an order with ARC at this time for 750 Sensors at a price of $395 each even though the per Sensor price for our latest purchase of 500 Sensors was only $233. However, it must be fully understood and agreed to by you as evidenced by your signatures below that this purchase order is contingent upon certain terms and conditions which are stated herein after.

Purchase Order No. CFC/02-21-01 for 750 HDI Arterial PulseWave™ Sensors (that is, ARC Model #7013 Sensors; herein after “Sensor, Sensors”) is contingent upon the terms and conditions presented in this paragraph. In particular, Sensors must be fabricated in accordance with the same specifications and the same manufacturing processes as were followed for HDI’s most recent order for 500 Sensors. As was done for each Sensor previously delivered to HDI, a calibration sheet must be included which demonstrates that the Sensor is within the required range of specifications. At least 100 Sensors shall be forwarded to HDI via a single AirBorne

Express overnight courier delivery service on or before the 6th day of June 2001. Thereafter, between 120 to 140 Sensors shall be forwarded to HDI via a single AirBorne Express overnight courier delivery service on or before certain dates as follows: 11th of July 2001; 13th of August 2001; 14th of September 2001; 16th of October 2001; and 19th of November 2001. Each AirBorne shipment must be insured for an amount equal to the total of what it would cost ARC to replace the Sensors being shipped should they be lost in transit. Based on this schedule, the total of 750 Sensors should all be received at HDI on or before 21 November 2001. Within approximately 30 days after receipt at HDI of each shipment of Sensors from ARC, HDI shall inspect the Sensors and shall pay ARC by check $395 for each Sensor which meets the standard acceptance criteria and is within proper calibration. Those Sensors which fail to meet such criteria and/or calibration shall be promptly returned to ARC for reworking and/or replacement as required. Thus, assuming that all 750 Sensors are received and are judged acceptable, then ARC can anticipate receiving total revenue from HDI for this purchase of about $296,250 (that is, 750 x $395) with HDI also paying for the shipments and insurance via AirBorne Express.

Since ARC has placed HDI on notice that there is a high likelihood that ARC may cease operations in the near future, we are concerned about the one year warranty period for the Sensors being purchased by this letter as well as several related issues regarding the ongoing supply to HDI of Sensors. Therefore, this Purchase Order is also contingent upon the following terms and conditions:

•	Mr. M. Terry Riggs, in the event that ARC ceases to be in business, hereby personally agrees and guarantees that he will undertake the repair or replacement at no charge to HDI of any Sensors which show defects in material and/or workmanship during a one (1) year warranty period which shall begin for each Sensor when it has been received and accepted at HDI;

•	For an additional period of two (2) years after the end of the one (1) year warranty period as presented above from when the last Sensor is received and accepted by HDI as part of this purchase order, Mr. Riggs also hereby agrees and guarantees that, for a reasonable fixed fee per Sensor actually repaired, said fee to be based on a commercially reasonable hourly rate for such work plus the documented cost of materials, he will be personally responsible for undertaking the repair of Sensors which may be forwarded to him by HDI from time to time and which are no longer under a warranty;

•	Messrs. Riggs and Thornton hereby agree to assist HDI by immediately identifying other vendors which they believe, and which have demonstrable evidence that they, are capable of fabricating Sensors to meet HDI’s specifications and requirements, and to assist HDI by selecting two (2) of these qualified vendors and working with them and with HDI in order to transfer whatever knowledge is necessary and required, without limitation or additional consideration, in order to have these vendors fabricate prototype and pilot production Sensors for subsequent evaluation by HDI. Based on the vendors’ schedules and their cooperation, this undertaking shall commence no later than 09 March 2001 and be completed before or during September 2001;

•	Messrs. Riggs and Thornton shall personally be responsible for and hereby agree to submit to HDI as quickly as possible, but in no event later than 13 April 2001, all current and detailed documentation and information, which is complete and legible, required for HDI and/or a vendor contracted by HDI to fabricate Sensors which meet HDI’s specifications and calibration requirements. Such documentation and information is generally described in Section 6.3 entitled “Master File” in that certain Manufacturing Services Agreement by and between HDI and ARC dated 14 May 1998 and shall include, but not necessarily be limited to, the following: Bill of Materials, Lead Time Information, Component Specifications, Assembly Drawings, Unique and/or Special Manufacturing Processes, Capital Equipment List, Calibration Procedures, Calibration Intervals, Vendor/Supplier List with the name + complete address + telephone and fax numbers for the Contact Person(s), ReWork Procedures, Test Procedures, Test Equipment List, Special Tooling/Fixtures/Jigs used and Manufacturing Yield Information;

•	Messrs. Riggs and Thornton shall personally be responsible for and hereby agree to submit to HDI, initially during July 2001, and then again when the last Sensor as part of this purchase has been received and accepted by HDI during November 2001, but in no event later than 03 December 2001, complete and legible copies of all Sensor production records, Sensor history files, Sensor environmental (shock, vibration, temperature, humidity and electro-magnetic compatibility) testing reports, and Sensor failure analysis and failure resolution records as well as whatever other detailed documentation and information may be required to enable HDI to demonstrate to regulatory agencies that the Sensors incorporated as part of a complete C-VPS were manufactured, tested, calibrated, maintained and shipped to HDI in such a manner as to meet the basic regulatory standards in the markets where the Sensors as part of the C-VPS are being marketed by HDI and/or its agents; and

•	Messrs. Riggs and Thornton shall personally be responsible and hereby agree to submit to HDI during June 2001 the so-called “know how” of the technology, procedures and techniques utilized by them and others at ARC to fabricate and manufacture Sensors including, for example, what has been tried but which did not work and why it didn’t work, a listing of critical design parameters and when such parameters are not carefully met what the consequences are of same, the degree or margin of error which can be tolerated in such critical parameters, etc. Further, for example, the Bill of Materials defines the parts and materials currently used by ARC, but HDI should also be provided by ARC in written detail the answers to questions such as, but not necessarily limited to, what alternate materials have been considered and/or tried, how these alternates would be evaluated, and a copy of same if there is a historical record of the Sensor’s overall development.

Everyone at HDI is quite concerned regarding the quality and availability of Sensors from ARC in view of the current status of your business and its future operation. Therefore, in order to insure as much continuity and consistency as possible regarding the future fabrication and manufacture of Sensors and their critical availability for use with HDI’s products in the event that ARC does cease to be in business, it is mandatory that we request the additional information and documentation listed above as a strict condition of our offering this purchase order to ARC and of your accepting same.

This purchase order will only be valid and effective if it is signed below by both of you, individually, and in behalf of ARC, and promptly returned to me at HDI. Enclosed are three (3) original copies of this letter signed by me representing HDI. Please very carefully review and consider all aspects of what is being required and requested of you, individually, and as well as officers and principals of ARC. If you accept and agree to all terms and conditions stated in this letter, and if you wish to proceed with accepting this purchase order under such terms and conditions, then kindly sign your names in both locations as shown below. Please retain one (1) copy of this letter for your records and return the other two (2) signed copies to me by overnight express courier service so that I receive same on or before Tuesday, 27 February 2001. Please be aware that since time is of the essence regarding this matter, it is essential that I receive at HDI two fully executed copies of this letter on or before Tuesday, 27 February 2001, if you intend to proceed with this purchase order.

We very much appreciate your interactions with HDI during the last several years, and we anxiously look forward to your cooperation during the next several months as both ARC and HDI proceed with this matter. As I have expressed to you, we are disappointed to learn that ARC may be ceasing operations and going out of business, and we are sympathetic as to the overall consequences of such an action.

We are indeed very hopeful that this purchase order for 750 Sensors, albeit with the extensive terms and conditions described herein, will potentially ameliorate your severe predicament and provide you and your fellow ARC employees some additional time which may influence ARC’s long term survival as a business.

If you have any questions, whatsoever, regarding this purchase order or any other matter which relates to it, please do not hesitate to discuss same with me via telephone at your very earliest convenience. Otherwise, I will assume that both of you intend to execute this letter and return two copies of it to me on or before 27 February 2001.

With my very best regards.

Sincerely yours,

HYPERTENSION DIAGNOSTICS, INC.

/s/ Charles F. Chesney

Charles F. Chesney, D.V.M., Ph.D., R.A.C.
Executive Vice President and Chief Technology Officer

CFC: pas

The terms and conditions presented in this purchase order letter are fully understood, accepted and agreed to:

By:	/s/ M. Terry Riggs M. Terry Riggs, Individually	By:	/s/ Randy Thornton Randy Thornton, Individually

APOLLO RESEARCH CORP.

By:	/s/ M. Terry Riggs M. Terry Riggs	By:	/s/ Randy Thornton Randy Thornton

Its:	Director of Research & Engineering / C.E.O.	Its:	President

5